SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


                      LEXINGTON CORPORATE PROPERTIES TRUST
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                Maryland                                 13-3717318
----------------------------------------- --------------------------------------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

       One Penn Plaza, Suite 4015
           New York, New York                              10119
----------------------------------------- --------------------------------------
(Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the               If this form relates to the
registration of a class of securities     registration a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box. [x]              check the following box. |_|


 Securities Act registration statement file number to which this form relates:
                              File No. 333-109393.

   Securities to be registered pursuant to Section 12(b) of the Exchange Act:

                                               Name of Each Exchange on Which
Title of Each Class to be So Registered        Each Class is to be Registered
----------------------------------------- --------------------------------------

6.50% Series C Cumulative Convertible
Preferred Stock, par value $.0001 per
share                                             New York Stock Exchange
----------------------------------------- --------------------------------------

     Securities to be registered pursuant to Section 12(g) of the Act: None.

                      INFORMATION IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

           The information required by this Item 1 is set forth under the caption "Description of Series C Preferred Shares" contained in the Prospectus Supplement dated December 3, 2004, to the Prospectus dated October 22, 2003, included as part of the Registration Statement on Form S-3 (File No. 333-109393) of the Registrant, filed with the Securities and Exchange Commission (the "Commission") on October 2, 2003. The Prospectus Supplement is hereby incorporated by reference into this registration statement.

ITEM 2.  EXHIBITS

           The following exhibits are filed as part of this registration statement:

3.1 Declaration of Trust of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed January 16, 1998).

3.2     Bylaws of the Registrant (incorporated herein by reference to Exhibit
        3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997).

3.3 Amendment No. 1 to Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form 8-A filed June 17, 2003).

3.4 Articles Supplementary Relating to the 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share (incorporated herein by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form 8-A filed June 17, 2003).

3.5 Articles Supplementary Relating to the 6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share.

4.1 Form of 6.50% Series C Cumulative Convertible Preferred Stock certificate.

                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            LEXINGTON CORPORATE PROPERTIES TRUST



                                            By:   /s/ T. Wilson Eglin
                                              ----------------------------------
                                              Name:   T. Wilson Eglin
                                              Title:  Chief Executive Officer

Date: December 8, 2004

                                                                     Exhibit 3.5


                      LEXINGTON CORPORATE PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY

              6.50% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

         LEXINGTON CORPORATE PROPERTIES TRUST, a Maryland statutory real estate investment trust, having its principal office in Baltimore City, Maryland (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust by Article VI of the Declaration of Trust, as amended to date (the "Declaration"), and in accordance with Section 8-203 of the Maryland REIT Law, the Board of Trustees has adopted resolutions (i) duly dividing and classifying 3,100,000 authorized but unissued preferred shares of beneficial interest, par value $.0001 per share, of the Trust into a separate series of preferred shares of beneficial interest (the "Series C Preferred Shares"), (ii) authorizing the issuance of up to 3,100,000 shares of the Series C Preferred Shares, and (iii) pursuant to the powers contained in Section 3.01 the Bylaws of the Trust and Section 8-206 of the Maryland REIT Law, appointing a pricing committee of the Board of Trustees (the "Committee"), and delegating to the Committee, to the fullest extent permitted by Maryland law and the Declaration and Bylaws of the Trust, all powers of the Board of Trustees with respect to designating and setting of the terms of the Series C Preferred Shares, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, and the price, and terms and conditions upon which shares of the Series C Preferred Shares are to be offered, sold and issued.

         SECOND: Pursuant to the authority conferred upon the Committee, the Committee has duly adopted resolutions designating the Series C Preferred Shares as "6.50% Series C Cumulative Convertible Preferred Stock, par value $.0001 per share." and setting forth the terms of the Series C Preferred Shares, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption and the price, and terms and conditions upon which shares of the Series C Preferred Shares are to be offered, sold and issued.

         THIRD: The reclassification increases the number of shares classified as Series C Preferred Shares from no shares immediately prior to the reclassification to 3,100,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as unclassified preferred shares of beneficial interest from 6,840,000 shares immediately prior to the reclassification to 3,740,000 shares immediately after the reclassification.

         FOURTH: The terms of the Series C Preferred Shares as set by the Board of Trustees and the Committee, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

         Section 1. Number of Shares and Designation.

         The Series C Preferred Shares shall be a series of preferred shares of beneficial interest designated as "6.50% Series C Cumulative Convertible Preferred Stock, par value $.0001 per share", and the number of shares constituting such series shall be 3,100,000.

         Section 2. Definitions.

         "105%  Trading  Price  Exception"  shall have the  meaning set forth in
Section 12(k) of this Article FOURTH.

         "Board of Trustees" shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series C Preferred Shares.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Capital Gains Amount" shall have the meaning set forth in Section 3(g) of this Article FOURTH.

         "Capital Stock" shall have the meaning set forth in Article NINTH of the Declaration.

         "Cash Amount" shall have the meaning set forth in Section 6(d)(5) of this Article FOURTH.

         "Cash  Settlement  Average  Period" shall have the meaning set forth in
Section 6(d).

         "Closing Sale Price" shall mean with regard to shares of the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the Common Stock are traded or, if shares of the Common Stock are not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the Trust shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Stock" shall mean the common stock, par value $.0001 per share, of the Trust.

         "Conversion Date" shall have the meaning set forth in Section 6(c) of this Article FOURTH.

         "Conversion Notice" shall have the meaning set forth in Section 6(c) of this Article FOURTH.

         "Conversion Price" shall mean, as of any day, a per share amount equal to the quotient of the liquidation preference amount of a share of Series C Preferred Shares on that day divided by the Conversion Rate on such day.

         "Conversion Rate" shall have the meaning set forth in Section 6(a) of this Article FOURTH.

         "Conversion  Retraction  Period"  shall have the  meaning  set forth in
Section 6(d) of this Article FOURTH.

         "Conversion Right" shall have the meaning set forth in Section 6(a) of this Article FOURTH.

         "Conversion Value" shall mean an amount equal to the product of the applicable Conversion Rate (as adjusted) multiplied by the arithmetic average of the Closing Sale Prices of the Common Stock during the Cash Settlement Averaging Period.

         "Current Market Price" shall have the meaning set forth in Section 7(g) of this Article FOURTH.

         "Declaration" shall have the meaning set forth in Article FIRST hereof.

         "Distributed Assets" shall have the meaning set forth in Section 7(d) of this Article FOURTH.

         "Dividend Payment Date" shall mean, with respect to each Dividend Period, the fifteenth day of February, May, August and November of each year, commencing on February 15, 2005.

         "Dividend Period" shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include December 31, 2004).

         "Dividend Record Date" shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date.

         "Dividend Threshold Amounts" shall mean the amounts set forth in the table below; provided, however that the Dividend Threshold Amounts are subject to adjustment under the same circumstances and by the same mechanisms under which the Conversion Rate is subject to adjustment pursuant to Sections 7(a), 7(b), 7(c) and 7(d) of this Article FOURTH.

         $0.36 per common share through and including November 15, 2005
         $0.37 per common share from November 16, 2005 thru and including November 15, 2006
         $0.38 per common share thereafter

         "DTC" shall have the meaning set forth in Section 6(c) of this Article FOURTH.

         "Equity Stock" shall have the meaning set forth in Article EIGHTH of the Declaration.

         "Event" shall have the meaning set forth in Section 5 of this Article FOURTH.

         "Excess Stock" shall have the meaning set forth in Article NINTH of the Declaration.

         "Expiration Time" shall have the meaning set forth in Section 7(f) of this Article FOURTH.

         "Fair Market Value" shall have the meaning set forth in Section 7(g) of this Article FOURTH.

         "Fundamental Change" shall have the meaning set forth in Section 12(j) of this Article FOURTH.

         "Fundamental Change Repurchase Date" shall have the meaning set forth in Section 12(a) of this Article FOURTH.

         "Fundamental Change Repurchase Price" shall have the meaning set forth in Section 12(a) of this Article FOURTH.

         "Liquidation Preference Conversion Settlement Election" shall have the meaning set forth in Section 6(d) of this Article FOURTH.

         "Nasdaq"  shall  mean  National   Association  of  Securities   Dealers
Automated Quotation System.

         "Non-electing Share" shall have the meaning set forth in Section 8(c) of this Article FOURTH.

         "Notice" shall have the meaning set forth in Section 6(b) of this Article FOURTH.

         "OP Units" shall mean operating partnership units of Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. not owned by the Trust or any of its consolidated subsidiaries and which by their terms of issuance are exchangeable for shares of Common Stock on a one-to-one basis.

         "Original Issue Date" shall mean December 8, 2004.

         "Ownership Limit" shall have the meaning set forth in Article NINTH of the Declaration.

         "Parity Preferred" shall have the meaning set forth in Section 5 of this Article FOURTH.

         "Preferred  Dividend  Default"  shall  have the  meaning  set  forth in
Section 5 of this Article FOURTH.

         "Preferred Trustees" shall have the meaning set forth in Section 5 of this Article FOURTH.

         "Public Acquirer Change of Control" shall have the meaning set forth in
Section 11(f) of this Article FOURTH.

         "Public  Acquirer  Common  Stock"  shall have the  meaning set forth in
Section 12(g) of this Article FOURTH.

         "Record Date" shall have the meaning set forth in Section 7(g) of this Article FOURTH.

         "Reference Period" shall have the meaning set forth in Section 7(d) of this Article FOURTH.

         "Repurchase Right" shall have the meaning set forth in Section 12(a) of this Article FOURTH.

         "Series B Preferred Shares" shall mean the 8.05% Series B Cumulative Redeemable Preferred Shares, par value $.0001 per share, of the Trust.

         "Settlement Notice Period" shall have the meaning set forth in Section 6(d) of this Article FOURTH.

         "Series C Preferred Shares" shall have the meaning set forth in Article FIRST hereof.

         "Spin-Off" shall have the meaning set forth in Section 7(d) of this Article FOURTH.

         "Total Dividends" shall have the meaning set forth in Section 3 of this Article FOURTH.

         "Trading Day" shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on Nasdaq or, if the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded.

         "Trust" shall have the meaning set forth in the preamble to these Articles Supplementary.

         "Trust Conversion Option" shall have the meaning set forth in Section 6(b) of this Article FOURTH.

         "Trust  Conversion  Option  Date"  shall have the  meaning set forth in
Section 6(b) of this Article FOURTH.

         "Undisrupted Trading Day" shall mean a Trading Day on which trading of shares of Common Stock does not experience any of the following during the one hour period ending at the conclusion of the regular Trading Day:

                      (1) any suspension of or limitation imposed on the trading of shares of Common Stock on any United States national or regional securities exchange or association or over-the-counter market;

                      (2) any event (other than an event listed in clause (3) below) that disrupts or impairs the ability of market participants in general to
(i) effect transactions in or obtain market values for shares of Common Stock on any relevant United States national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to shares of Common Stock on any relevant United States national or regional securities exchange or association or over-the-counter market; or

                      (3) any relevant United States national or regional securities exchange or association or over-the-counter market on which shares of Common Stock trade closes on any Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.

         Section 3. Dividends and Distributions.

                (a) Subject to the preferential rights of the holders of any class or series of Capital Stock of the Trust ranking senior to the Series C Preferred Shares as to dividends, the holders of the Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.50% per annum of the $50.00 liquidation preference per share of the Series C Preferred Shares (equivalent to the annual rate of $3.25 per share of the Series C Preferred Shares). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing February 15, 2004 in respect of the quarterly distribution periods ending on December 31, March 31, June 30, and September 30, respectively; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The dividend payable on the Series C Preferred Shares on February 15, 2005 shall be a pro rata dividend from the Original Issue Date to December 31, 2004 in the amount of $0.2167 per share. The amount of any dividend payable on the Series C Preferred Shares for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Series C Preferred Shares for any partial Dividend Period other than the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Trust at the close of business on the applicable Dividend Record Date, which shall be a date determined by the Board of Trustees that is not more than thirty (30) days nor less than ten (10) days before the Dividend Payment Date.

                (b) No  dividends  on the  Series C  Preferred  Shares  shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

                (c) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

                (d) Except as provided in Section 3(e) below, unless full cumulative dividends on the Series C Preferred Shares for all past dividend periods and the then current dividend period shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for such payment, (i) no dividends, other than distributions in kind on the Common Stock or other capital shares ranking junior to the Series C Preferred Shares as to distributions and upon liquidation, shall be declared or paid or set apart for payment and no other dividend or distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock, Series B Preferred Shares or shares of any other class or series of Capital Stock of the Trust ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares (other than pro rata dividends on Series B Preferred Shares or other preferred shares ranking on parity as to distributions with the Series C Preferred Shares) for any period, nor (ii) shall any shares of Common Stock or any other shares of any other class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series C Preferred Shares, including without limitation the Series B Preferred Shares, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of any class or series of Capital Stock of the Trust ranking junior to the Series C Preferred Shares as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article NINTH of the Declaration).

                (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and the shares of any other class or series of Capital Stock ranking, as to dividends, on a parity with the Series C Preferred Shares, including, without limitation the Series B Preferred Shares, all dividends declared upon the Series C Preferred Shares and each such other class or series of Capital Stock ranking, as to dividends, on a parity with the Series C Preferred Shares including, without limitation the Series B Preferred Shares, shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Shares and such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred

Shares and such other class or series of Capital Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

                (f) Holders of shares of Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock, in excess of full cumulative dividends on the Series C Preferred Shares as provided herein. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

                (g) If, for any taxable year, the Trust elects to designate as "capital gain dividends" (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the "Capital Gains Amount") of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Capital Stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series C Preferred Shares shall be in the same proportion that the Total Dividends paid or made available to the holders of Series C Preferred Shares for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Capital Stock outstanding.

         Section 4. Liquidation Preference.

         Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of Capital Stock of the Trust ranking, as to liquidation rights, junior to the Series C Preferred Shares, the holders of shares of Series C Preferred Shares (and of the Excess Stock converted from Series C Preferred Shares, if any) shall be entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Trust ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, including without limitation the Series B Preferred Shares, in the distribution of assets, then the holders of the Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) and each such other class or series of shares of Capital Stock ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, including without limitation the Series B Preferred Shares, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other trust, corporation or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Trust.

Section 5.        Voting Rights.

                (a) Holders of the Series C Preferred Shares shall not have any voting rights, except as provided by applicable law and as set forth in this
Section 5.

                (b)  Whenever  dividends  on any  shares of  Series C  Preferred
Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the holders of such Series C Preferred Shares (voting as a single class with all other classes or series of parity preferred stock of the Trust upon which like voting rights have been conferred and are exercisable ("Parity Preferred")) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the "Preferred Trustees") at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series C Preferred Shares and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two trustees. Notwithstanding the foregoing, if, prior to the election of any additional trustees in the manner set forth herein, all accumulated dividends are paid on the Series C Preferred Shares, the Series B Preferred Shares and all other Parity Preferred, no such additional trustees shall be so elected. If and when all accumulated dividends shall have been paid on such Series C Preferred Shares and all classes or series of Parity Preferred, the right of the holders of Series C Preferred Shares and the Parity Preferred to elect the Preferred Trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustee so elected shall immediately terminate and the entire Board of Trustees shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Shares and Parity Preferred when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

                (c) So long as any shares of Series C Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series C Preferred Shares and each other class or series of Parity Preferred, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Stock ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Trust or reclassify any authorized shares of Capital Stock of the Trust into such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of the Declaration or these Articles Supplementary, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series C Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of shares of Series C Preferred Shares shall not be entitled to vote with respect to (A) any increase, decrease or issuance from time to time of any class or series of Capital Stock of the Trust (including the Series C Preferred Shares), or (B) the creation or issuance from time to time of any additional classes or series of Capital Stock, in each case referred to in clause (A) or (B) above ranking on a parity with or junior to the Series C Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

                (d) The foregoing voting provisions of this Section 5 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Shares are subject to the Company Conversion Option upon proper notice and sufficient Common Stock (or if the Trust has elected to make the settlement in cash, sufficient funds) shall have been deposited in trust to effect such Company Conversion Option.

                (e) In any matter in which the Series C Preferred Shares may vote (as expressly provided herein or as may be required by law), each share of Series C Preferred Shares shall be entitled to one vote per $25.00 of liquidation preference (or two (2) votes per $50.00 of liquidation preference).

         Section 6. Conversion

                (a) Conversion Rights.

                      (1) Subject to and upon  compliance with the provisions of this Section 6, a holder of any share or shares of Series C Preferred Shares shall have the right, at its option, to convert all or any portion of such holder's outstanding Series C Preferred Shares (the "Conversion Right"), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of 1.8643 shares of Common Stock per $50.00 liquidation preference (the "Conversion Rate"), which is equivalent to an initial Conversion Price of approximately $26.82 per common share (subject to adjustment in accordance with the provisions of Section 7 of this Article FOURTH); provided, however, that the Trust shall have the right to elect to deliver cash or a combination of cash and shares of Common Stock in lieu of shares of Common Stock in accordance with the provisions of Section

6 of this Article FOURTH. Such holder shall surrender to the Trust such Series C Preferred Shares to be converted in accordance with the provisions in paragraph (b) and (c) of this Section 6, as applicable.

                      (2) In connection with the conversion of any Series C Preferred Shares, no fractional shares of Common Stock will be issued, but the Trust shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price on the Trading Day immediately prior to the Conversion Date or the Company Conversion Option Date. If more than one Series C Preferred Share will be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those Series C Preferred Shares will be computed on the basis of the total number of Series C Preferred Shares so surrendered.

                      (3) A holder of Series C Preferred Shares is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its Series C Preferred Shares, and only to the extent the Series C Preferred Shares are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section 6.

                      (4) The Trust shall, prior to issuance of any Series C Preferred Shares hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all Series C Preferred Shares then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of Common Stock, all such Series C Preferred Shares would be held by a single holder). The Trust covenants that all Common Stock which may be issued upon conversion of Series C Preferred Shares shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section 6(c), taxes with respect to the issue thereof. The Trust further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market or any other automated quotation system, the Trust will, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series C Preferred Shares. Before the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Series C Preferred Shares, the Trust shall comply with all applicable federal and state laws and regulations that require action to be taken by the Trust.

                (b) Company Conversion Option

                      (1) On or after November 16, 2009, the Trust shall have the option to cause all of the outstanding shares of Series C Preferred Shares to be automatically converted into that number of shares of Common Stock that are issuable at the Conversion Rate (as adjusted) ("Company Conversion Option"). The Trust may exercise the Company Conversion Option only if the Closing Sale
Price equals or exceeds 125% of the Conversion Price of the Series C Preferred Shares for at least twenty (20) Trading Days in a period of thirty (30) consecutive Trading Days (including the last Trading Day of such period), ending on the Trading

Day prior to the Trust's issuance of a press release announcing the Company Conversion Option in accordance with this Article FOURTH.

                      (2) To exercise the Company Conversion Option right set forth in this Section 6(b), the Trust must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 6(b)(1) shall have been satisfied, announcing such a Company Conversion Option. The Trust shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series C Preferred Shares ("Notice") (not more than four (4) Trading Days after the date of the press release) of the Company Conversion Option announcing the Trust's intention to exercise the Company Conversion Option. The Trust shall select a conversion date (the "Company Conversion Option Date"), which date shall be no more than five (5) days after the date on which the Trust issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Company Conversion Option shall state, as appropriate: (i) the Company Conversion Option Date; (ii) the number of shares of Common Stock to be issued upon conversion of each Series C Preferred Share; (iii) the number of Series C Preferred Shares to be converted; and (iv) that dividends on the Series C Preferred Shares to be converted will cease to accrue on the Company Conversion Option Date.

                      (3) In addition to the Company Conversion Option Right set forth in this Section 6(b), if there are fewer than 25,000 shares of Series C Preferred Shares outstanding, the Trust shall have the option, at any time on or after November 16, 2009, to cause all of the outstanding shares of the Series C Preferred Shares to be automatically converted into that number of shares of Common Stock equal to $50.00 (the liquidation preference per share of Series C Preferred Shares) divided by the lesser of (i) the then prevailing Conversion Price and (ii) the Current Market Price for the five Trading Day period ending on the second Trading Day immediately prior to the Company Conversion Option Date. The provisions of Section 6(b) shall apply to the Company Conversion Option Right set forth in this subparagraph (6(b)(3), provided, however, that (1) the Company Conversion Option Date shall not be less than 15 days nor more than 30 days after the date on which the Trust issues a press release announcing such Company Conversion Option and (2) the press release and notice of Company Conversion Option shall not state the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Shares.

                      (4) Subject to the terms of Section 6(b)(8), upon exercise of the Company Conversion Option and surrender of the Series C Preferred Shares by a holder thereof, the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder's written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of the Series C Preferred Shares being converted, or a holder's transferee, will be entitled and (b) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(a)(2).

                      (5) Each conversion shall be deemed to have been made at the close of business on the Company Conversion Option Date so that the rights of the holder thereof as to the Series C Preferred Shares being converted will cease except for the right to receive the Conversion Value, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

                      (6) In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, each holder of beneficial interest in Series C Preferred Shares must comply with the procedures of The Depository Trust Company ("DTC") to convert such holder's beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.

                      (7) In case any Series C Preferred Shares are to be converted pursuant to this Section 6(b), such holder's right to voluntarily convert its Series C Preferred Shares shall terminate at 5:00 p.m., New York
City time, on the Trading Day immediately preceding the Company Conversion Option Date.

                      (8) Notwithstanding any other provision contained herein, in connection with the Trust's election to exercise the Company Conversion Option under this Section 6(b), the Trust shall have the right to elect to deliver to holders of shares of Series C Preferred Shares in lieu of shares of Common Stock, an equivalent amount of cash or a combination of cash and shares of Common Stock generally in accordance with Section 6(d) without reference to those provisions applicable solely to a Conversion Right, including, without limitation, Sections 6(d)(4)(ii) and 6(d)(4)(iii), which are only applicable to a Conversion Right.

                (c) Conversion Right Procedures

                      (1) In order to exercise a Conversion Right, a holder of the Series C Preferred Shares may convert any or all of such shares by surrendering to the Trust at its principal office or at the office of the transfer agent of the Trust, as may be designated by the Board of Trustees, the certificate or certificates for the Series C Preferred Shares to be converted accompanied by a written notice stating that the holder of Series C Preferred Shares elects to convert all or a specified whole number of those shares in accordance with this Section 6(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued ("Conversion Notice"). In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series C Preferred Shares, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those taxes, the Trust shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Series C Preferred Shares.

                      (2) As promptly as practicable after the surrender of the certificate or certificates for the Series C Preferred Shares as aforesaid, the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Trust's satisfaction that those taxes have been paid, subject to the terms of Section 6(d), the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder's written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series C Preferred Shares being converted, or the holder's transferee, will be entitled, (b) if less than the full number of Series C Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in
Section 6(a)(2).

                      (3) Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series C Preferred Shares to be converted (the "Conversion Date") so that the rights of the holder thereof as to the Series C Preferred Shares being converted will cease except for the right to receive the Conversion Value, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

                      (4) In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, each holder of beneficial interest in Series C Preferred Shares must comply with the procedures of The Depository Trust Company ("DTC") to convert such holder's beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.

                      (5) If a holder of Series C Preferred Shares has exercised its right to require the Trust to repurchase shares of Series C Preferred Shares in accordance with Section 12 hereof, such holder's Conversion Rights with respect to the Series C Preferred Shares so subject to repurchase shall expire at 5:00PM, New York City time, on the Trading Day immediately preceding the repurchase date, unless the Trust defaults on the payment of the purchase price. If a holder of Series C Preferred Shares has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.

                (d) Settlement Upon Conversion

                      (1) Pursuant to the procedures set forth in this Section 6(d), upon a conversion, the Trust shall have the right to deliver the Conversion Value, in lieu of shares of Common Stock, in cash or a combination of cash and shares of Common Stock.

                      (2) The Trust can elect at any time to obligate itself to satisfy solely in cash the portion of the Conversion Value that is equal to 100% of the liquidation preference amount of shares of Series C Preferred Shares, with any remaining amount of the Conversion Value to be satisfied in cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Trust's election. If the Trust elects to do so, the Trust shall notify holders of the Series C Preferred Shares at any time that the Trust intends to settle in cash the portion of the Conversion Value that is equal to the liquidation preference amount of shares of Series C Preferred Shares (the "Liquidation Preference Conversion Settlement Election"). This notification, once provided to holders of Series C Preferred Shares, shall be irrevocable and shall apply to future conversions of shares of Series C Preferred Shares even if such shares cease to be convertible but subsequently become convertible again.

                      (3) Except to the extent the Trust makes a Liquidation Preference Conversion Settlement Election, the Trust shall not be required to notify holders of shares of Series C Preferred Shares of the method for settling the Trust's conversion obligation relating to the Conversion Value or, if the Trust shall have made a Liquidation Preference Conversion Settlement Election, the excess of the Trust's conversion obligation relating to the portion of the Conversion Value above the liquidation preference amount, if any, until the shares of Series C Preferred Shares are submitted for conversion.

                      (4) If the Trust receives a Conversion Notice from a holder of Series C Preferred Shares, the following procedures shall apply:

                          (i) Settlement of the Trust's conversion obligation that is equal to 100% of the liquidation preference amount of Series C Preferred Shares shall be according to the Liquidation Preference Conversion Settlement Election, if any, already made.

                          (ii) The Trust shall provide  Notice to any holders of
               Series C Preferred Shares exercising a Conversion Right, at any time on the date that is three Trading Days following receipt of such holder's Conversion Notice (the "Settlement Notice Period"), if the Trust elects to settle its conversion obligation in any method other than the issuance solely of shares of Common Stock, and such notice shall set forth the method the Trust chooses to settle its conversion obligation or, if the Trust has made a Liquidation Preference Conversion Settlement Election, the method the Trust chooses to settle the excess of its conversion obligation. In addition, the Trust shall indicate whether settlement of any excess conversion obligation will be solely in shares of Common Stock, solely in cash or a combination of cash and shares of Common Stock. If the Trust elects to settle the conversion obligation in a combination of cash and shares of Common Stock, the Trust shall specify the percentage of the conversion obligation relating to the shares of Series C Preferred Shares surrendered for conversion that the Trust shall pay in cash. Any portion of the Trust's conversion obligation which the Trust has not decided to settle in cash shall be settled in shares of Common Stock (except that the Trust shall pay cash in lieu of issuing any fractional shares). The Trust shall treat all holders of Series C Preferred Shares converting on the same Trading Day in the same manner. The Trust shall not, however, have any obligation to settle its conversion obligation, except to the extent the Trust has made a Liquidation Preference Conversion Settlement Election, arising on different Trading Days in the same manner.

               No Notice shall be required if the Trust is settling its conversion obligation solely in Common Stock (other than cash in lieu of issuing fractional shares).

                          (iii) If the Trust  timely  elects to pay cash for any
               portion of the conversion obligation, the holder of Series C Preferred Shares may retract its Conversion Notice at any time during the two Trading Day period beginning on the Trading Day after the final day of the Settlement Notice Period (the "Conversion Retraction Period"); no such retraction can be made (and a Conversion Notice shall be irrevocable) if the Trust does not elect to deliver cash in lieu of shares of Common Stock (other than cash in lieu of fractional shares) or if the Trust has previously made a Liquidation Preference Conversion Settlement Election.

                          (iv) Settlement that is solely in shares of Common Stock of the Trust's conversion obligation shall occur as soon as practicable, but in any event not more than three Trading Days after the Conversion Date.

                          (v) Settlement of any portion of the Trust's conversion obligation, including the portion of the Conversion Value that is equal to 100% of the liquidation preference amount or the excess conversion obligation, in cash or in a combination of cash and shares of Common Stock shall occur on the third Trading Day following the final day of the 20-Trading Day period beginning on the Trading Day following the final Trading Day of the Conversion Retraction Period (the "Cash Settlement Averaging Period").

                      (5) Settlement amounts shall be computed as follows:

                          (i) If the Trust elects to satisfy the entire conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in shares of Common Stock (other than with respect to fractional shares), the Trust shall deliver to the holder of Series C Preferred Shares, for each Series C Preferred Share, a number of shares of Common Stock equal to the applicable Conversion Rate (as adjusted).

                          (ii) If the Trust elects to satisfy the entire conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in cash, the Trust shall deliver to the holder of Series C Preferred Shares, for each Series C Preferred Share, cash in an amount equal to the Conversion Value.

                          (iii) If the Trust  elects to satisfy  the  conversion
               obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, in a combination of cash and shares of Common Stock, the Trust shall deliver to the holder of Series C Preferred Shares, for Series C Preferred Share:

                                (A) a cash amount (the "Cash Amount") (excluding
               any cash paid for fractional shares) equal to the sum of: (I) the product of $50.00 multiplied by the percentage of the liquidation preference amount to be satisfied in cash, plus (II) if greater than zero, the product of (i) the amount of cash that would be paid pursuant to Section 6(d)(5)(ii) above minus $50.00 and (ii) the percentage of the excess conversion obligation above the liquidation preference amount to be satisfied in cash; and

                                (B) a number of shares of Common  Stock equal to
               the difference between: (I) the number of shares that would be issued pursuant to Section 6(d)(5)(i) above, minus (II) the number of shares equal to the quotient of (i) the cash amount pursuant to Section 6(d)(5)(iii)(A) above divided by (ii) the arithmetic average of the Closing Sale Prices of shares of Common Stock during the Cash Settlement Averaging Period.

                      (6) If any Trading Day during a Cash Settlement Averaging Period is not an Undisrupted Trading Day, then determination of the Closing Sales Price for that day shall be delayed until the next Undisrupted Trading Day on which a pricing is not otherwise observed (that is, such day shall not count as one of the 20 Trading Days that constitute the Cash Settlement Averaging
Period). If this would result in a price being observed later than the eighth Trading Day after the last of the original 20 Trading Days in the Cash Settlement Averaging Period, then the Board of Trustees shall determine all prices for all delayed and undetermined prices on that eighth Trading Day based on its good faith estimate of the Common Stock's value on that date.

                (e) Payment of Dividends

                      (1) Optional Conversion

                          (i) If a holder of Series C Preferred Shares exercises
               a Conversion Right, upon delivery of the Series C Preferred Shares for conversion, those Series C Preferred Shares shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder will not receive any cash payment representing accrued and unpaid dividends of the Series C Preferred Shares, except in those limited circumstances discussed in this Section 6(e). Except as provided herein, the Trust shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series C Preferred Shares converted at a holder's election pursuant to a Conversion Right, or for dividends on shares of Common Stock issued upon such conversion.

                          (ii) If the Trust receives a Conversion  Notice before
               the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series C Preferred Shares on the corresponding Dividend Payment Date.

                          (iii) If the Trust receives a Conversion  Notice after
               the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series C Preferred Shares, notwithstanding the conversion of those Series C Preferred Shares prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Divided Record Date. However, at the time that such holder surrenders the Series C Preferred Shares for conversion, the holder shall pay to the Trust an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date.

                          (iv) A  holder  of  Series  C  Preferred  Shares  on a
               Dividend Record Date who exercises its Conversion Right and converts such Series C Preferred Shares into Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such Series C Preferred Shares on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of Series C Preferred Shares.

                          (v) If the Trust  receives a  Conversion  Notice on or
               before the close of business on a Dividend Record Date or follow such Dividend Record Date but before the Dividend Payment Date therefore, and the settlement date for any shares of Common Stock to be issued upon such conversion is after the close of business on the record date for the payment of dividends for the corresponding period on such Common Stock, such holder shall be entitled to receive such Common Stock dividends upon the next payment date of dividends on the Common Stock as if it were the holder of such Common Stock on such record date.

                      (2) Company Conversion Option

                          (i) If the  Trust  exercises  the  Company  Conversion
               Option, whether the Company Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid dividend which are in arrears as of the Company Conversion Option Date shall be payable to the holder of the converted shares.

                          (ii) If the Trust  exercises  the  Company  Conversion
               Option and the Company Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

                          (iii) If the Trust  exercises  the Company  Conversion
               Option and the Company Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series C Preferred Shares called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

         Section 7. Adjustment of Conversion Rate.

                (a) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, issue Common Stock as a dividend or distributions to all or substantially all holders of Common Stock, then the Conversion Rate in effect immediately prior to the close of business on the Record Date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction:

                      (1) the numerator of which shall be the sum of the total number of shares of Common Stock and OP Units outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and

                      (2) the denominator of which shall be the number of shares of Common Stock and OP Units outstanding at the close of business on such Record Date.

                Such increase shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this
Section 7(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

                (b) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification or split becomes effective shall be proportionately increased, and, conversely, in case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective, so that the holder of any Series C Preferred Share thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have received had such Series C Preferred Share been converted immediately prior to the happening of such event adjusted as a result of such event.

                (c) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), at a price per share of Common Stock (or having a conversion, exchange or exercise price per share of Common Stock) less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per share of Common Stock of the securities convertible, exchangeable or exercisable into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be increased by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:

                      (1) the numerator of which shall be the number of shares of Common Stock and OP Units outstanding at the close of business on the date of announcement, plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible, exchangeable or exercisable securities so offered are convertible, exchangeable or exercisable); and

                      (2) the denominator of which shall be the number of shares of Common Stock and OP Units outstanding on the close of business on the date of announcement, plus the number of shares of Common Stock (or convertible, exchangeable or exercisable securities) which the aggregate offering price of the total number of shares of Common Stock (or convertible, exchangeable or exercisable securities) so offered for subscription or purchase (or the aggregate conversion, exchange or exercise price of the convertible, exchangeable or exercisable securities so offered) would purchase at such Closing Sale Price of the Common Stock.

                Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such determination. To the extent that shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock) actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board of Trustees.

                (d)

                (A) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Trust is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of its indebtedness or other assets, including securities, (including capital stock of any subsidiary of the Trust) but excluding (i) dividends or distributions of Common Stock referred to in Section 7(a), (ii) any rights or warrants referred to in Section 7(c), (iii) dividends and distributions paid exclusively in cash referred to in Section 7(e) and (iv) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section 8 applies, (such capital stock, evidence of its indebtedness, other assets or securities being distributed hereinafter in this Section 7(d) called the "Distributed

Assets"), then, in each such case, subject to paragraphs (D) and (E) of this
Section 7(d), the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:

                      (1) the numerator of which shall be the Current Market Price; and

                      (2) the denominator of which shall be such Current Market Price, less the Fair Market Value on such date of the portion of the Distributed Assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on such Record Date) on such date.

                Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

                (B) If the Board of Trustees determines the Fair Market Value of any distribution for purposes of this Section 7(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the "Reference Period") used in computing the Current Market Price pursuant to this Section 7(d) to the extent possible, unless the Board of Trustees determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series C Preferred Shares.

                (C) In the event any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Trust's subsidiaries (a "Spin Off"), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the five consecutive Trading Days commencing on and including the sixth Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Off, Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.

                (D) Rights or warrants distributed by the Trust to all holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Trust (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock shall be deemed not to have been distributed for purposes of this Section 7(d) (and no adjustment to the Conversion Rate under this Section 7(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed

Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 7(d):

                      (1) in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such repurchase; and

                      (2) in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

                (E) For purposes of this Section 7(d) and Section 7(a), Section 7(b) and Section 7(c), any dividend or distribution to which this Section 7(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section 7(b) applies or
(z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section 7(c) applies (or any combination thereof), shall be deemed instead to be:

                      (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section 7(a), Section 7(b) and Section 7(c) apply, respectively (and any Conversion Rate adjustment required by this Section 7(d) with respect to such dividend or distribution shall then be made), immediately followed by

                      (2) a dividend or distribution of such shares of Common Stock, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section 7(a), Section 7(b) and
Section 7(c) with respect to such dividend or distribution shall then be made), except:

                          (i) the Record Date of such  dividend or  distribution
               shall be substituted as (i) "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution," "Record Date fixed for such determinations" and "Record Date" within the meaning of Section 7(a), (ii) "the day upon which such subdivision or split becomes effective" or "the day upon which such combination becomes effective" (as applicable) within the meaning of Section 7(b), and (iii) as "the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants" and such "Record Date" within the meaning of Section 7(c); and

                          (ii) any reduction or increase in the number of shares
               of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.

                (e) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock during any quarterly fiscal period, cash (including any quarterly cash dividends, but excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 8 applies or as part of a distribution referred to in Section 7(d)) in excess of the "Dividend Threshold Amounts", then, and in each case, immediately after the close of business on such date, the Conversion Rate shall be adjusted based on the following formula:

                      (1) CR1 = CRo x (SP/(SP-DI)) where,

                          (i) CRo = the  Conversion  Rate in effect  immediately
               prior to the Record Date for such distribution;

                          (ii) CR1 = the Conversion  Rate in effect  immediately
               after the Record Date for such distribution;

                          (iii) SP = the average of the  Closing  Sale price per
               share of Common Stock over the ten (10) consecutive Trading Day period prior to the Trading Day immediately preceding the earlier of the Record Date or the ex-dividend date of such cash excess dividend or cash excess distribution; and

                          (iv) DI = the  amount  in cash  per  share  the  Trust
               distributes to holders of shares of Common Stock that exceeds the Dividend Threshold Amounts (with such Dividend Threshold Amounts appropriately adjusted from time to time as provided in this
               Section 7).

                  Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared.

                (f) In case the Trust or any of its subsidiaries purchase shares of Common Stock pursuant to a tender offer or exchange offer that involves an aggregate consideration that exceeds 10% of the aggregate market value of the Common Stock on the expiration of such tender offer or exchange offer (the "Expiration Time"), the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date of the Expiration Time by a fraction:

                      (1) the numerator of which shall be the sum of (x) the product of (i) the number of shares of Common Stock and OP Units outstanding (excluding any tendered or exchanged shares) at the Expiration Time and (ii) the Current Market Price of the Common Stock at the Expiration Time, and (y) the Fair Market Value of the aggregate consideration payable to stockholders based on acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of all shares validly tendered and not withdrawn as of the Expiration Time; and

                      (2) the denominator of which shall be the product of the number of shares of Common Stock and OP Units outstanding (including any tendered or exchanged shares) at the Expiration Time and the Current Market Price of the Common Stock at the Expiration Time.

                Such increase (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Trust is obligated to purchase shares pursuant to any such tender offer or exchange offer, but the Trust does not effect any such purchases or all or a portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such (or such portion of the) tender offer or exchange offer had not been made. If the application of this Section 7(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 7(f).

                (g) For purposes of Section 7 of this Article FOURTH, the following terms shall have the meanings indicated:

                "Current Market Price" on any date means the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such date; provided, however, that if:

                      (1) the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to
Section 7(a), Section 7(b), Section 7(c), Section 7(d), Section 7(e) or Section 7(f) occurs during such ten consecutive Trading Days, the Closing Sale Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event;

                      (2) the "ex" date for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section 7(a), Section 7(b), Section 7(c), Section 7(d), Section 7(e) or Section 7(f) occurs on or after the "ex" date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event; and

                      (3) the "ex" date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Closing Sale Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined by the Board of Trustees in a manner consistent with any determination of such value for purposes of Section 7(d), Section 7(e) or
Section 7(f) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date.

                For purposes of any computation under Section 7, if the "ex" date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 7(a), Section 7(b), Section 7(c), Section 7(d), Section 7(e) or Section 7(f) occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex" date, when used:

                          (i) with  respect  to any  issuance  or  distribution,
               means the first date on which the Common Stock trade regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution;

                          (ii) with respect to any subdivision, split or combination of Common Stock, means the first date on which the Common Stock trade regular way on such exchange or in such market after the time at which such subdivision, split or combination becomes effective; and

                          (iii) with  respect to any  tender  offer or  exchange
               offer, means the first date on which the Common Stock trade regular way on such exchange or in such market after the Expiration Time of such offer.

                Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 7, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 7 and to avoid unjust or inequitable results as determined in good faith by the Board of Trustees.

                "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's length transaction (as determined by the Board of Trustees, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the Series C Preferred Shares).

                "Record Date" means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Trustees or by statute, contract or otherwise).

                (h) The Trust shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section 7(a),
Section 7(b), Section 7(c), Section 7(d), Section 7(e) or Section 7(f), if the Board of Trustees determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax.

                (i) To the extent permitted by law, the Trust may, from time to time, increase the Conversion Rate for a period of at least twenty (20) Trading Days if the Board of Trustees determines that such an increase would be in the Trust's best interests. Any such determination by Board of Trustees shall be conclusive. The Trust shall give holders of Series C Preferred Shares at least fifteen (15) Trading Days' notice of any increase in the Conversion Rate.

                (j) The Trust will not adjust the Conversion Rate pursuant to this Section 7 to the extent that the adjustments would reduce the Conversion Price below $0.0001. The Trust shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section 7, the Trust shall not adjust the Conversion Rate for any issuance of our shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.

                (k) In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the holder of any Series C Preferred Shares thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Trust other than Common Stock into which the Series C Preferred Shares originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Series C Preferred Share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (m) of this Section 7, and any other applicable provisions of this Article FOURTH with respect to the Common Stock shall apply on like or similar terms to any such other shares

                (l) To the extent the Trust has a rights plan in effect upon conversion of the Series C Preferred Shares into shares of Common Stock, the holder will receive (except to the extent the Trust settles its conversion obligations in cash), in addition to the shares of Common Stock, the rights under the rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if the Trust made a distribution referred to in Section 7(d) above (without regard to any of the exceptions there).

         Section 8. Consolidation or Merger of the Trust.

                If any of the following events occurs, namely:

                (a) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

                (b) any merger, consolidation, statutory share exchange or combination of the Trust with another Person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock; or

                (c) any sale or conveyance of all or substantially all of the properties and assets of the Trust to any other person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock;

the Trust or the successor or purchasing person, as the case may be, shall execute Articles Supplementary, a Certificate of Designation and such other necessary documentation providing that such Series C Preferred Shares shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which such holder of Series C Preferred Shares would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such Series C Preferred Shares been converted into Common Stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance assuming such holder of Common Stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance (provided, that if the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("Non Electing Share"), then for the purposes of this
Section 8, the kind and amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance for each Non Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non Electing Shares). Such Articles Supplementary, a Certificate of Designation or other necessary documentation shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article FOURTH and, to the extent applicable, reflect the other types of adjustments provided for in
Section 7. If, in the case of any such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a Person other than the successor or purchasing person, as the case may be, in such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, then such Articles Supplementary, Certificate of Designation or other necessary documentation shall also be executed by such other person and shall contain such additional provisions to protect the interests of the holders of the Series C Preferred Shares as the Board of Trustees shall reasonably consider necessary by reason of the foregoing. The Trust shall cause Notice of the execution of such Articles Supplementary, Certificate of Designation or other necessary documentation to be mailed to each holder, at the address of such holder as it appears on the register of the Series C Preferred Shares maintained by the transfer agent, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Articles Supplementary, Certificate of Designation or other necessary documentation. The above provisions of this Section 8 shall similarly apply to successive reclassifications, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances. If this Section 8 applies to any event or occurrence, Section 7 shall not apply.

         Section 9. Notice of Adjustment.

                  Whenever an adjustment in the Conversion Rate with respect to the Series C Preferred Shares is required:

                (a) the Trust shall forthwith place on file with the transfer agent for the Series C Preferred Shares a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Trust, stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

                (b) a Notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Trust to each holder of Series C Preferred Shares. Any Notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such Notice.

         Section 10. Notice in Certain Events.

                In case of:

                (a) a consolidation or merger to which the Trust is a party and for which approval of any holders of Common Stock of the Trust is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended) of all or substantially all of the property and assets of the Trust; or

                (b) the voluntary or involuntary dissolution, liquidation or winding up of the Trust; or

                (c) any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below;

                then, in each case, the Trust shall cause to be given, to the holders of the Series C Preferred Shares, at least 15 days prior to the applicable date hereinafter specified, a Notice stating:

                    (x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section 7 of this Article FOURTH, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or

                    (y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the

         Conversion Rate pursuant to this Section 7 of this Article FOURTH is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

                Failure to give such Notice or any defect therein shall not affect the legality or validity of the proceedings described in Section 10(a),
Section 10(b) or Section 10(c).

         Section 11. Adjustment to Conversion Rate Upon Certain Fundamental Changes

                (a) If and only to the extent a holder of Series C Preferred Shares elects to convert its Series C Preferred Shares in connection with a transaction described in clause (1) of the definition of Fundamental Change (or in connection with a transaction that would have been a fundamental change under such clause (1) but for the application of the 105% Trading Price Exception) that occurs on or prior to November 15, 2014 pursuant to which 10% or more of the consideration for shares of Common Stock (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in such Fundamental Change transaction consists of cash (or other property) or securities that are not traded or scheduled to be traded immediately following such transaction on a United States national or regional securities exchange or the Nasdaq National Market, the Trust shall increase the Conversion Rate for the Series C Preferred Share surrendered for conversion by a number of additional shares (the "Additional Shares") as set forth in this
Section 12; provided, however, in lieu of the foregoing, the Trust shall have the option to elect to adjust the Conversion Rate so that the shares of Series C Preferred Shares become convertible into shares of Public Acquirer Common Stock in accordance with the provisions of Section 11(e).

                (b) The number of Additional Shares shall be determined by reference to the table below, based on the date on which such Fundamental Change transaction becomes effective (the "Effective Date") and the price paid per share for shares of Common Stock in such Fundamental Change transaction (the "Share Price"). If holders of shares of Common Stock receive only cash in such Fundamental Change transaction, the Share Price shall be the cash amount paid per share. If holders of shares of Common Stock receive consideration other than only cash in such Fundamental Change transaction, the Share Price shall be the average of the Closing Sale Prices of shares of Common Stock on the five Trading Days prior to but not including the Effective Date of such Fundamental Change transaction.

                (c) The Share Prices set forth in the first row of the table below (i.e., the column headers) shall be adjusted as of any date on which the Conversion Rate is adjusted pursuant to Section 7. The adjusted Share Prices shall equal the product of the Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted in the same manner as the Conversion Rate as set forth under the provisions of Section 7. The following table sets forth the hypothetical Share Price and number of Additional Shares to be issuable per $50.00 liquidation preference of Series C Preferred Shares:

                                                                Share Price (in dollars)
                      --------------------------------------------------------------------------------------------------------------
Effective             22.35  25.00  27.50  30.00   32.50  35.00  37.50   40.00  45.00  50.00   55.00  60.00  65.00   70.00  75.00
Date
------------------------------------------------------------------------------------------------------------------------------------
December 2, 2004      0.373  0.289  0.222  0.171   0.133  0.102  0.081   0.064  0.044  0.032   0.025  0.020  0.017   0.014  0.012
November 15, 2005     0.373  0.289  0.211  0.157   0.117  0.087  0.066   0.053  0.033  0.024   0.018  0.015  0.012   0.010  0.008
November 15, 2006     0.342  0.258  0.191  0.143   0.107  0.081  0.063   0.050  0.035  0.027   0.022  0.019  0.017   0.015  0.013
November 15, 2007     0.362  0.261  0.184  0.130   0.093  0.066  0.049   0.038  0.026  0.021   0.018  0.016  0.014   0.012  0.011
November 15, 2008     0.347  0.245  0.162  0.103   0.062  0.034  0.019   0.010  0.005  0.003   0.002  0.002  0.001   0.001  0.001
November 15, 2009     0.340  0.237  0.153  0.085   0.030  0.000  0.000   0.000  0.000  0.000   0.000  0.000  0.000   0.000  0.000
November 15, 2010     0.310  0.222  0.145  0.082   0.029  0.000  0.000   0.000  0.000  0.000   0.000  0.000  0.000   0.000  0.000
November 15, 2011     0.332  0.230  0.147  0.082   0.028  0.000  0.000   0.000  0.000  0.000   0.000  0.000  0.000   0.000  0.000
November 15, 2012     0.326  0.225  0.143  0.079   0.027  0.000  0.000   0.000  0.000  0.000   0.000  0.000  0.000   0.000  0.000
November 15, 2013     0.325  0.223  0.141  0.078   0.026  0.000  0.000   0.000  0.000  0.000   0.000  0.000  0.000   0.000  0.000
November 15, 2014     0.304  0.214  0.138  0.077   0.026  0.000  0.000   0.000  0.000  0.000   0.000  0.000  0.000   0.000  0.000



                (d) The Share Prices and Additional Share amounts set forth above are based upon a per share Common Stock price of $22.35 on December 2, 2004 and an initial Conversion Price of $26.82. The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:

                      (1) If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year;

                      (2) If the Share Price is in excess of $75.00 per share (subject to adjustment), no Additional Shares will be issuable upon conversion; or

                      (3) If the Share Price is less than $22.35 per share (subject to adjustment), no Additional Shares will be issuable upon conversion.

                (e) Notwithstanding anything contained in Section 11(d), in the event of a Public Acquirer Change of Control, in lieu of issuing Additional Shares, the Trust may elect to adjust the Conversion Rate such that, from and after the effective time of such Public Acquirer Change of Control, holders of Series C Preferred Shares shall be entitled to convert their Series C Preferred Shares into a number of shares of Public Acquirer Common Stock by multiplying the Conversion Rate in effect immediately before effective time of the Public Acquirer Change of Control by a fraction:

                      (1) the numerator of which shall be (i) in the case of a consolidation, merger or statutory share exchange, pursuant to which shares of Common Stock are converted into cash, securities or other property, the value of all cash, securities and other property (as determined by the Board of Trustees) paid or payable per share of Common Stock or (ii) in the case of any other Public Acquirer Change of Control, the average of the Closing Sale Prices of shares of Common Stock for the five consecutive Trading Days prior to but excluding the effective date of such Public Acquirer Change of Control; and

                      (2) the denominator of which shall be the average of the Closing Sale Prices of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the effective date of such Public Acquirer Change of Control.

                (f) A "Public Acquirer Change of Control" means any event constituting a Fundamental Change (or that would otherwise constitute a fundamental change but for the application of the 105% Trading Price Exception) that would otherwise obligate the Trust to increase the Conversion Rate and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a United States national or regional securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the "Public Acquirer Common Stock").

                (g) Upon a Fundamental Change which is a Public Acquirer Change of Control, if the Trust so elects, holders may convert their Series C Preferred Shares at the adjusted Conversion Rate described in Section 11(e) but will not be entitled to the increased Conversion Rate described in Sections 11(a), 11(b), 11(c) and 11(d). Upon a Fundamental Change which is a Public Acquirer Change of Control, if the Trust elects to adjust the Conversion Rate and conversion obligation in accordance with the provisions set forth in Section 11(e) of this Article FOURTH, the Trust shall notify holders of Series C Preferred Shares of the Trust's election in the notice to such holders of such transaction. As set forth in Section 6, and subject to the Trust's election right under the first paragraph of Section 11(e), holders may convert their Series C Preferred Shares upon a Public Acquirer Change of Control during the period specified therein. In addition, a holder can also, subject to certain conditions, require the Trust to repurchase all or a portion of our Series C Preferred Shares in accordance with the provisions set forth in Section 12 hereof.

         Section 12. Purchase of Series C Preferred Shares Upon a Fundamental Change

                (a) In the event of a Fundamental Change, a holder of Series C Preferred Shares shall have the right to require the Trust to purchase (the "Repurchase Right") for cash all or any part of such holder's Series C Preferred Shares at a purchase price equal to 100% of the liquidation preference of the Series C Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Purchase Date (the "Fundamental Change Purchase Price"). Series C Preferred Shares submitted for purchase must be $50.00 liquidation preference or an integral multiple thereof.

                (b) On or before the tenth Trading Day after the occurrence of a Fundamental Change, the Trust shall provide to all holders of Series C Preferred Shares and the transfer agent a Notice of the occurrence of the Fundamental Change and of the resulting Repurchase Right. Such Notice shall state:

                          (i) the events constituting the Fundamental Change;

                          (ii) the date of the Fundamental Change;

                          (iii) the last date on which a holder may exercise the
               Repurchase Right;

                          (iv) the Fundamental Change Repurchase Price;

                          (v) the Fundamental Change Repurchase Date;

                          (vi) the name and address of the transfer agent;

                          (vii) the  Conversion  Rate and any  adjustment to the
               Conversion Rate that will result from the Fundamental Change, as applicable, pursuant to either (A) Sections 11(a), (b), (c) and
               (c) or (B) Section 11(e);

                          (viii) that Series C Preferred  Shares with respect to
               which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

                          (ix) the  procedures  that a  holder  must  follow  to
               exercise the Repurchase Right.

                (c) Simultaneously with providing such Notice, the Trust shall publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as the Trust may use at that time and publish such information on its corporate website.

                (d) To exercise the Repurchase Right, subject to Section 12(e), a holder of the Series C Preferred Shares must deliver, on or before the twentieth Trading Day after the date of the Trust's delivery of Notice of a Fundamental Change (subject to extension to comply with applicable law), the Series C Preferred Shares to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Fundamental Change Repurchase Notice" duly completed to the transfer agent. The repurchase notice must state:

                          (i) the applicable Fundamental Change Repurchase Date;

                          (ii) the  portion  of the  liquidation  preference  of
               Series C Preferred Shares to be purchased, in integral multiples of $50.00; and

                          (iii) that the Series C Preferred Shares are to be purchased by the Trust pursuant to this Section 12.

                (e) If the Series C Preferred Shares are not in certificated form, a holder's repurchase notice must comply with applicable Depository Trust Company procedures.

                (f) A holder of Series C Preferred Shares may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Trust prior to the close of business on the Trading Day prior to the Fundamental Change Repurchase Date. The notice of withdrawal shall state:

                          (i) the liquidation preference of the withdrawn Series
               C Preferred Shares, in integral multiples of $50.00;

                          (ii) if  certificated  Series C Preferred  Shares have
               been issued, the certificate numbers of the withdrawn Series C Preferred Shares; and

                          (iii)  the  liquidation  preference,   if  any,  which
               remains subject to the repurchase notice.

                (g) If the Series C Preferred Shares are not in certificated form, a holder's notice of withdrawal must comply with applicable Depository Trust Company procedures.

                (h) The Trust shall be required to purchase the Series C Preferred Shares no later than 35 Trading Days after the date of the Trust's delivery of Notice of the Fundamental Change, subject to extension to comply with applicable law (as set forth in the Notice of Fundamental Change, the "Fundamental Change Repurchase Date"). A holder of Series C Preferred Shares shall receive payment of the Fundamental Change Purchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the Series C Preferred Shares.

                (i) If the transfer agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series C Preferred Shares on the Trading Day following the Fundamental Change Repurchase Date, then:

                      (1) the Series C Preferred Shares will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Series C Preferred Shares is made or whether or not the Series C Preferred Share certificate, if applicable, is delivered to the transfer agent); and

                      (2) all other rights of the holder will terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series C Preferred Shares).

                (j) A "Fundamental Change" will be deemed to have occurred if any of the following occurs:

                      (1) The Trust consolidates with or merges with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with the Trust, in any such event pursuant to a transaction in which the Trust's outstanding voting shares are changed into or exchanged for cash, securities or other property, other than (a) any such transaction where the Trust's outstanding voting shares are not changed or exchanged at all (except to the extent necessary to reflect a change in the Trust's jurisdiction of formation), or (b) where (i) the Trust's outstanding voting shares are changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (ii) the Trust's shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation; or

                      (2) The Trust is liquidated or dissolved or adopt a plan of liquidation or dissolution.

                (k) However, notwithstanding the foregoing, a Fundamental Change will not be deemed to have occurred if either:

                      (1) the Closing Sale Price of the Common Stock for each of at least five (5) Trading Days within (A) the period of ten (10) consecutive Trading Days immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change described in 1 above; or (B) the period of ten (10) consecutive Trading Days immediately preceding the Fundamental Change, in the case of a Fundamental Change described in 2 above, in either case, is at least equal to 105% of the quotient of the liquidation preference of the Series C Preferred Shares divided by the Conversion Rate in effect on each of those five (5) Trading Days (the "105% Trading Price Exception"); or

                      (2) in the case of a merger or consolidation described in 1 above, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights, in the merger or consolidation constituting the Fundamental Change consists of voting shares traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) and as a result of such transaction or transactions the Series C Preferred Shares become convertible solely into such shares of common stock, excluding cash payments for fractional shares. For purposes of the foregoing, "voting shares" means shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of trustees of a corporation (irrespective of whether or not at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                (l) In connection with a Fundamental Change repurchase, the Trust shall comply with all U.S. federal and state securities laws in connection with any offer by the Trust to purchase the Series C Preferred Shares upon a Fundamental Change.

                (m) The Trust shall not be required to repurchase the Series C Preferred Shares upon a Fundamental Change if a third party (1) makes an offer to purchase the Series C Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to the Trust to repurchase Series C Preferred Shares upon a Fundamental Change and (2) purchases all of the Series C Preferred Shares validly delivered and not withdrawn under such offer to purchase Series C Preferred Shares.

         Section 13. Ranking.

         In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Trust, the Series C Preferred Shares shall rank (i) senior to the Common Stock and to any other class or series of Capital Stock of the Trust other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of Capital Stock of the Trust the terms of which specifically provide that such class or series of Capital Stock ranks on a parity with the Series C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, including without limitation the Series B Preferred Shares, and (iii) junior to any class or series of Capital Stock of the Trust ranking senior to the Series C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust. For avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for shares of Capital Stock of the Trust shall not constitute a class or series of Capital Stock of the Trust.

         Section 14. Restrictions on Transfer, Acquisition and Redemption of Shares.

         The Series C Preferred Shares, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of the Declaration applicable to Equity Stock generally, including, but not limited to, the terms and conditions (including exceptions and exemptions) of Article NINTH of the Declaration applicable to Equity Stock; provided, however, that (i) the terms and conditions (including exceptions and exemptions) of Article NINTH of the Declaration applicable to Equity Stock shall also be applied to the Series C Preferred Shares separately and without regard to any other series or class,
(ii) the reference to the "General Corporation Law of the State of Maryland" under subparagraph (b)(4) of Article NINTH of the Declaration shall be to the "Maryland REIT Law," (iii) the Equity Stock into which the Excess Stock is converted in subparagraph (b)(5)(A) of Article NINTH of the Declaration shall be shares of Series C Preferred Shares, and (iv) the Current Market Price of the Series C Preferred Shares for purposes of subparagraphs (b)(5) and (b)(6) of Article NINTH of the Declaration shall be determined by the definition under
Section 1 of this Article FOURTH. The foregoing sentence shall not be construed to limit to the Series C Preferred Shares the applicability of any other term or provision of the Declaration. In addition to the legend contemplated by subparagraph (a)(10) of Article NINTH of the Declaration, each certificate for Series C Preferred Shares shall bear substantially the following legend:

                           THE TRUST WILL  FURNISH TO ANY  SHAREHOLDER
                ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS OR DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET

                THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT.

         Section 15. Exclusion of Other Rights.

         The Series C Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption other than expressly set forth in the Declaration and these Articles Supplementary.

         Section 16. Headings of Subdivisions.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         Section 17. Severability of Provisions.

         If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series C Preferred Shares set forth in the Declaration and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series C Preferred Shares set forth in the Declaration which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

         Section 18. No Preemptive Rights.

         No holder of Series C Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Trust.

         IN WITNESS WHEREOF, LEXINGTON CORPORATE PROPERTIES TRUST has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on December 8, 2004.

WITNESS:                                LEXINGTON CORPORATE PROPERTIES TRUST



       /s/ Paul R. Wood                    By:      /s/ T. Wilson Eglin
------------------------------------         -----------------------------------
    Paul R. Wood, Secretary                      T. Wilson Eglin, President


         THE UNDERSIGNED, President of LEXINGTON CORPORATE PROPERTIES TRUST, who executed on behalf of the Trust the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the trust act of said
Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                     /s/ T. Wilson Eglin
                                             -----------------------------------
                                                 T. Wilson Eglin, President

                                                                     Exhibit 4.1


                          FORMED UNDER THE LAWS OF THE



                                State of Maryland
         Number                                                Shares


                      LEXINGTON CORPORATE PROPERTIES TRUST



 6.50% SERIES C CUMULATIVE           CUSIP  529043 30 9
 CONVERTIBLE PREFERRED STOCK         SEE REVERSE SIDE FOR CERTAIN
                                     DEFINITIONS AND IMPORTANT NOTICE ON
                                     TRANSFER RESTRICTIONS AND OTHER INFORMATION



          THIS CERTIFIES THAT         SPECIMEN


is the owner of

fully-paid and non-assessable shares of the 6.50% Series C Cumulative Convertible Preferred Stock, Liquidation Preference $50 per share, par value $.0001 per share of LEXINGTON CORPORATE PROPERTIES TRUST (hereinafter called the "Trust"), transferable only on the books of the Trust by the registered holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to the laws of the State of Maryland and to all of the provisions of the Declaration of the Trust of the Trust and the Bylaws of the Trust and any amendments thereto.

         Witness, the facsimile seal of the Trust, and the signatures of its duly authorized officers.

Dated:



-------------------------------------        ----------------------------------

                      LEXINGTON CORPORATE PROPERTIES TRUST

         This certificate and the shares represented thereby shall be held subject to all of the provisions of the Declaration of Trust (including the Articles Supplementary setting forth the terms of the 6.50% Series C Cumulative Convertible Preferred Stock) and the By-Laws of Lexington Corporate Properties Trust (the "Trust"), a copy of each of which is on file at the office of the Trust, and made a part hereof as fully as though the provisions of said Declaration of Trust and By-Laws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound.

         The Trust will furnish to any owner of shares of beneficial interest on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each series or class which the Trust is authorized to issue, of the differences in the relative rights and preferences between the shares of each series of a preferred or special class in series which the Trust is authorized to issue, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of subsequent series of a preferred or special class of stock. Such request may be made to the secretary of the Trust or to its transfer agent.

         The shares of preferred stock represented by this certificate are subject to restrictions on transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain exceptions, no Person may,
(1) Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the value of the outstanding Equity Stock of the Trust or (2) Beneficially Own Equity Stock that would result in the Trust's being "closely held" under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in the Declaration, as the same may be further amended from time to time, a copy of which including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the shares of Equity Stock represented hereby will be automatically converted for shares of Excess Stock which will be held in trust by the Trust.

         Keep this certificate in a safe place. If it is lost, stolen or destroyed, the Trust will require a bond of indemnity as a condition to the issuance of a replacement certificate.

         The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common                           UNIFORM GIFT MIN ACT-____________Custodian____________
TEN ENT - as tenants by the entireties                                          (Cust)               (Minor)
JT TEN - as joint tenants with right of survivorship
                                                         Under Uniform Gifts to Minors and not as tenants in common Act

                                                         ----------------------------------------------------
                                                                             (State)


     Additional abbreviations may also be used though not in the above list.



For Value Received _____________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF TRANSFEREE

------------------------------------------
|                                         |
------------------------------------------

-------------------------------------------------------------------------------
     (NAME AND ADDRESS OF TRANSFEREE SHOULD BE PRINTED OR TYPEWRITTEN)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
    Shares of the 6.50% Series C Cumulative Convertible Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint


-------------------------------------------------------------------------------
    Attorney to transfer the said Shares on the books of the within-named Trust with full power of substitution in the premises.


Dated:
       -----------------------------    ---------------------------------------
         SIGNATURE(S) GUARANTEED                    SIGNATURE


By
  -----------------------------------------------------------------------------
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO SEC RULE 17Ad-15.


NOTICE: THE SIGNATURE(S) OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.